Exhibit 10.1

AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT TO THE EXECUTIVE EMPLOYMENT AGREEMENT (“Amendment”), is made July 27, 2012 between Golden Eagle International, Inc., a Colorado corporation (“Employer”) and Tracy A. Madsen (“Executive”) and amends the Executive Employment Agreement executed October 7, 2009 (“Effective Date”) between Employer and Executive (the “Agreement”).

RECITALS

WHEREAS, the Board of Directors of Employer desires to provide Executive with additional job responsibilities and therefore desires to amend the Agreement, on the terms and conditions herein provided, although this Agreement may be amended at any time by written agreement among the parties; and

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

1.           Amendment to Section 1.  The first two sentences of Section 1 (Employment) of the Agreement are amended and replaced by the following:

Employer hereby employs Executive, and Executive agrees to be employed as President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer. Executive will report to the Board of Directors of the Employer.

2.           Amendment to Section 2. The first sentence of Section 2 (Term of Employment) shall be amended as set forth below, which such amendment indicated by italics:

The term of employment (“Term”) shall be for four years from the Effective Date unless terminated earlier in accordance with the terms and conditions of this Agreement or unless the shareholders of the Employer do not approve this Agreement by not later than October 7, 2010 as required by Section 22 hereof (at which time this Agreement will terminate automatically without liability of either the Employer to the Executive or the Executive to the Employer if the shareholders of the Employer have not approved its terms by such date).

3.           Amendment to Section 3.1.  The Executive’s Base Salary as stated in Section 3.1 (Base Salary) shall be increased by replacing the reference to “$110,000.00” with “$200,000” effective July 1, 2012.

4.           Amendment to Section 4.1.  Since the Employer does not currently have a medical, dental and life insurance plan, Section 4.1 (Certain Benefits) is hereby restated to read in its entirety as follows:

The Employer shall reimburse Executive for the cost of his medical, dental and life insurance plan as well as the cost of his health insurance deductibles, consistent with the Employer’s current practice of paying for Executive’s expenses, and subject to reasonable terms as approved by the Employer’s Board of Directors. Employer shall also pay a mileage reimbursement at IRS allowed rate for mileage driven by the Executive to and from the office and for any other business related purposes. Employer shall also provide to Executive one parking space near Employer’s corporate office on a yearly basis, and Employer will pay all related parking fees.

5.           Effect of Amendment.  Except as expressly set forth herein, this Amendment shall not alter, modify, amend or in any way affect any of the terms, conditions, covenants, obligations or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue to be in full force and effect.

6.           Counterparts.  This Amendment may be executed in any number of counterparts, which taken together shall be deemed to constitute one and the same agreement and each of which individually shall be deemed to be an original, with the same effect as if the signature on each counterpart were on the same original.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly signed and delivered this Amendment as of the day and year first above written.

EMPLOYER:

/S/ Terry C. Turner
Terry C. Turner, Chairman of the Board

EXECUTIVE:

/S/ Tracy A Madsen
Tracy A. Madsen